UNUM CORPORATION AND SUBSIDIARIES
FORM 10-Q
SEPTEMBER 30, 1998

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        Three Months Ended     Nine Months Ended
                                           September 30,          Septmber 30,
                                        ------------------     -----------------
(Unaudited - Dollars in millions)        1998         1997      1998        1997
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Earnings:
 Income before income taxes            $150.1        $131.4   $425.9      $429.5
 Add:  Fixed charges                     15.2          13.2     44.2        39.2
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Earnings as adjusted                   $165.3        $144.6   $470.1      $468.7
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Fixed charges:
   Interest expense                    $ 12.6        $ 10.4   $ 36.6      $ 31.2
   Interest portion of rent expense       2.6           2.8      7.6         8.0
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Total fixed charges                    $ 15.2        $ 13.2   $ 44.2      $ 39.2
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Ratio of earnings to fixed charges       10.9          11.0     10.6        12.0
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of